UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported):
January 16, 2006
Aastrom Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Michigan	0-22025	94-3096597
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
24 Frank Lloyd Wright Drive
P.O. Box 376
Ann Arbor, Michigan 48106
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(734) 930-5555
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     In connection with his appointment to the Board of Directors, Dr. Robert L. Zerbe received a grant of a stock option and the grant of shares of restricted stock, consistent with Aastrom’s current compensation arrangements for nonemployee directors. The options and restricted stock were granted under the Aastrom Biosciences, Inc. 2004 Equity Incentive Plan (the “2004 Plan”). The stock option was for 18,400 shares of common stock (reflecting the prorated period of time until Dr. Zerbe is expected to be presented for election at an Annual Meeting of Shareholders) at an exercise price of $2.17 per share, which was equal to the fair market value of a share of the company’s stock on January 16, 2006 (the date of grant). The vesting and service requirements for this option are similar in all material respects to the grant of stock options to other nonemployee directors under the 2004 Plan. In particular, the stock option vests and becomes exercisable in increments over the remaining period of Dr. Zerbe’s initial term as a director, and terminates on the tenth anniversary of the date of grant, unless earlier terminated as a result of termination of service. The restricted stock grant was for 7,200 shares, with all shares vesting one year after the date of grant.
Item 5.02 Departure of Directors or Principal Executive Officers; Election of Directors; Appointment of Principal Officers.
     Effective as of January 16, 2006, the Board of Directors of Aastrom Biosciences, Inc. elected Dr. Robert L. Zerbe to the Board. Dr. Zerbe was added to the class of directors (Class I) whose terms expire at the 2007 Annual Meeting of Shareholders. The Board of Directors has not yet determined the committees on which Dr. Zerbe will serve. A press release announcing this election is attached hereto as Exhibit 99.1
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit No.	Description

99.1	Press release dated January 17, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 17, 2006

AASTROM BIOSCIENCES, INC.
By:	/s/ Gerald D. Brennan, Jr.
Gerald D. Brennan, Jr.
Vice President, Administrative and Financial Operations; Chief Financial Officer

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